EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of $13,000,000 of deferred compensation obligations of Archer-Daniels-Midland Company pertaining to the ADM Deferred Compensation Plan for Selected Management Employees I of our report dated August 4, 2004, with respect to the consolidated financial statements and schedule of Archer-Daniels-Midland Company in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
December 22, 2004